
                                                                                     COMPUTATION OF RATIO OF          EXHIBIT 12
                                                                                    EARNINGS TO FIXED CHARGES
                                                                                             UNAUDITED

                                                                                   Fiscal Year Ended September 30
                                                     Twelve Months   -----------------------------------------------------------
                                                         Ended
                                                    December 31, 1996      1996          1995        1994       1993      1992
                                                    ----------------------------------------------------------------------------
EARNINGS:

Income Before Interest Charges (2)                       $165,203        $159,599    $128,061    $127,885  $125,742  $118,222
Allowance for Borrowed Funds Used in Construction             209             205         195         209       174     1,088
Federal Income Tax                                         56,202          55,148      30,522      36,630    21,148    17,680
State Income Tax                                            7,481           7,266       4,905       6,309     2,979     3,426
Deferred Inc. Taxes - Net (3)                               6,010           3,907       8,452       4,853    16,919    14,125
Investment Tax Credit - Net                                  (670)           (665)       (672)       (682)     (693)     (706)
Rentals (1)                                                 5,745           5,640       5,422       5,730     5,621     5,857
                                                    -----------------------------------------------------------------------------
                                                         $240,180        $231,100    $176,885    $180,934  $171,890  $159,692
                                                    =============================================================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                                $40,763         $40,872     $40,896     $36,699   $38,507   $39,949
Interest on Commercial Paper and
   Short-Term Notes Payable                                 8,121           7,872       6,745       5,599     7,465    12,093
Other Interest (2)                                          5,657           6,389       4,721       3,361     4,727     6,958
Rentals (1)                                                 5,745           5,640       5,422       5,730     5,621     5,857
                                                    -----------------------------------------------------------------------------
                                                          $60,286         $60,773     $57,784     $51,389   $56,320   $64,857
                                                    =============================================================================

RATIO OF EARNINGS TO FIXED CHARGES                           3.98            3.80        3.06        3.52      3.05      2.46


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) Twelve months ended December 1996, Fiscal 1996, 1995, 1994, 1993 and 1992 reflect the reclassification of $1,716, $1,716, $1,716, $1,674,
       $1,374 and $1,129, respectivley, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.